Exhibit 99.1

Hologic Adopts One-Year Stockholder Rights Plan

Bedford, Mass., (November 21, 2013) — Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced that its Board of Directors has unanimously adopted a one-year stockholder rights plan (the Rights Plan).

The Company also today announced that it has received notification from an affiliate controlled by Carl C. Icahn filed under the Hart-Scott-Rodino Act regarding its intention to acquire a stake in the Company.

This Rights Plan is intended to ensure that the Board remains in the best position to perform its fiduciary duties and to enable all Hologic stockholders to receive fair and equal treatment. It is also designed to allow all Hologic stockholders to realize the long-term value of their investment by reducing the likelihood that any person or group would gain control of Hologic through open market accumulation or other coercive tactics without appropriately compensating the Company’s stockholders for such control or providing the Board sufficient time to make informed judgments.

The Board believes the Rights Plan will preserve the Company’s ability to implement its strategic initiatives and create long-term value for all stockholders. The Rights Plan, which was adopted following evaluation and consultation with the Company’s outside advisors, is similar to plans adopted by numerous publicly traded companies.

Under the Rights Plan, stockholders of record at the close of business on December 2, 2013 will receive one right for each share of Hologic common stock held on that date. Initially, these rights will not be exercisable and will trade with the shares of Hologic common stock. If the rights become exercisable, each right will entitle stockholders to buy one ten-thousandth of a share of a new series of participating preferred stock at an exercise price of $107 per right. The Rights Plan expires on November 20, 2014 subject to the occurrence of certain transactions, unless the rights are earlier redeemed or exchanged by the Company.

Subject to certain exceptions, the rights will be exercisable only if a person or group acquires 10% or more of Hologic’s common stock (15% or more in the case of passive institutional investors filing on Schedule 13G as described in the Rights Plan). In that instance, each right will entitle its holder (other than such person or members of such group) to purchase, at the exercise price, a number of shares of Hologic’s common stock having a then-current market value of twice the exercise price.

In addition, if after a person or group acquires 10% or more of Hologic’s common stock (15% or more in the case of passive institutional investors filing on Schedule 13G), Hologic merges into another company, an acquiring entity merges into Hologic or Hologic sells or transfers more than 50% of its consolidated assets or earning power, then each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the exercise price.

In all cases, rights held by any person or group whose actions trigger the Rights Plan would become void and not be exercisable.

Hologic’s Board of Directors may redeem the rights for $0.001 per right at any time before an event that causes the rights to become exercisable.

Cravath, Swaine & Moore LLP is acting as Hologic’s legal counsel.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Hologic with the Securities and Exchange Commission.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward looking information that involves risks and uncertainties, including, but not limited to, whether the Rights Plan will have its intended effects. The forward-looking information includes statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; and the Company’s strategies, positioning, resources, capabilities, and expectations for future performance. These forward looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The risks included above are not exhaustive. Other factors that could adversely affect the company’s business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations and Media Contacts:

Deborah R. Gordon Vice President, Investor Relations (781) 999-7716 deborah.gordon@hologic.com	Al Kildani Senior Director, Investor Relations (858) 410-8653 al.kildani@hologic.com